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                                                                EXHIBIT 99(A)(1)

                             DATA TRANSLATION, INC.

                OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING AN
                EXERCISE PRICE OF $1.50 OR MORE FOR NEW OPTIONS


  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME,
                ON MARCH 19, 2002, UNLESS THE OFFER IS EXTENDED.


    Data Translation, Inc. is offering employees the opportunity to exchange certain outstanding stock options having an exercise price of $1.50 or more per share (collectively, the "eligible options"), for new options that we will grant to purchase shares of our common stock (the "new options"). If you wish to accept this offer, you must return all of your eligible options. No partial returns will be accepted.


    We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.


    WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options having an exercise price of $1.50 or more per share that are currently outstanding under our 1996 Stock Option Plan (the "option plan") are eligible. However in order to receive a grant of new options, you must continue to be an employee of the Company or one of our subsidiaries on the date of grant of new options, which will be on about the first business day that is at least six months and one day following the date of cancellation of the eligible options. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the company or any of our subsidiaries.

    WHO CAN PARTICIPATE IN THE EXCHANGE? You can participate in this exchange if you are an employee of the Company or one of our subsidiaries on the date this offer expires.

    HOW MANY NEW OPTIONS WILL I RECEIVE? Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now and that you would have if you accepted the offer and remained in the employ of the Company or any of its subsidiaries through the date of grant is set forth in the enclosed Election Form.

    WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS? The exercise price of the new options will equal the fair market value of the Company's common stock on the date of grant of the new options. This will be determined based upon the last reported sales price of the Company's common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

    WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS? The new options will vest over the next two years from the date of issuance. One third of the option will be vested as of the date of the issuance of the new option and one fourth of the remaining unvested portion of the option will vest every six months from the date of the issuance of the new option, as provided in your new option agreement.

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Your vesting commencement date will begin on the date that the new options are issued. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

    WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although the Compensation Committee of the Company's Board of Directors has approved this offer, neither the Company nor the Company's Compensation Committee makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor.


    Shares of the Company's common stock are quoted on the NASDAQ--Small Cap Market under the symbol "DATX." On February 13, 2002, the closing price of the Company's common stock on the Nasdaq Small Cap Market was $1.00 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.



    WHEN WILL I RECEIVE MY NEW OPTIONS? The Company will grant the new options on or about the first day that is at least six months and one day after the date that we cancel the options accepted for exchange. If we cancel tendered options on March 20, 2002, the business day following the scheduled expiration date of the offer, the grant date of the new options will be on or about September 23, 2002.


    WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER? If the Company were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense.

    IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS? If the Company accepts options that you tender in the offer, the Company may defer until the grant date for your new options the Company's grant to you of any other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. The Company may defer the grant to you of these other options if the Company determines that it is necessary to do so in order to avoid incurring compensation expense against the Company's earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

    You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Michael DiPoto, Chief Financial Officer at (508) 481-3700 or mdipoto@datx.com.

                                   IMPORTANT


    Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Michael DiPoto, the Company's Chief Financial Officer, before 5 p.m., Eastern Daylight Time, on March 19, 2002. You do not need to return your stock option agreement(s) for your eligible options to effectively elect to accept this offer. If you do not complete and sign the Election Form and return it to Michael DiPoto, before 5 p.m., Eastern Daylight Time, on March 19, 2002, we will deem that you have rejected this offer.


    We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

    The Compensation Committee recognizes that the decision to accept this offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from the Company is limited to this document, the enclosed cover letter, and the attached summary of terms.

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                               TABLE OF CONTENTS


                                                                         PAGE
                                                                       --------
SUMMARY TERM SHEET...................................................      4

1.       Number of Options; Expiration Date..........................      9

2.       Purpose of the Offer........................................     10

3.       Procedures..................................................     10

4.       Change in Election..........................................     11

5.       Acceptance of Options for Exchange and Cancellation and
         Issuance of New Options.....................................     11

6.       Conditions of the Offer.....................................     12

7.       Price Range of Common Stock.................................     13

8.       Source and Amount of Consideration; Terms of New Options....     14

9.       Information About the Company...............................     15

10.      Financial Information.......................................     16

11.      Interests of Directors and Officers; Transactions and
         Arrangements About the Options..............................     18

12.      Status of Options that we Acquire in the Offer; Accounting
         Consequences of the Offer...................................     18

13.      Legal Matters; Regulatory Approvals.........................     18

14.      Material U.S. Federal Income Tax Consequences...............     19

15.      Extension of Offer; Termination; Amendment..................     21

16.      Fees and Expenses...........................................     21

17.      Additional Information......................................     21

18.      Forward Looking Statements; Miscellaneous...................     23

SCHEDULE A--Information About the Directors and Executive Officers of
      Data Translation, Inc..........................................     24


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                               SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding stock options having an exercise price of $1.50 or more per share that are outstanding under our 1996 Stock Option Plan, other than options held by individuals who are not employees of the Company or one of its subsidiaries on the date this Offer to Exchange expires. (Section 1)

Q2.  WHY ARE WE MAKING THE OFFER?

    We are philosophically committed to the concept of employees as owners of the Company, and in light of the stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which will help us advance our philosophy. (Section 2)

Q3.  ARE THERE CONDITIONS TO THE OFFER?

    The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged. (Section 6)

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

    You must be an employee of the Company or one of our subsidiaries on the date that the offer expires in order to receive new options under the offer. If you are not an employee of the Company or one of our subsidiaries on the date that the offer expires, you will not be eligible to accept this offer. In addition, in order to receive a grant of new option, you must continue to be an employee of the Company or one of our subsidiaries through and including the date of grant of the new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options. (Section 1)

Q5. WHAT IF I AM AN EMPLOYEE OF THE COMPANY WHEN THE OFFER EXPIRES, BUT NO LONGER AN EMPLOYEE ON THE DATE OF GRANT OF THE NEW OPTIONS?

    IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the company or any of our subsidiaries. (Section 1)

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

    Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now and that you would have

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if you accepted the offer is set forth in the enclosed Election Form. For example, if you tender an option exercisable for 100 shares of common stock, you will be granted a new option exercisable for 100 shares of common stock. (Section 1)

Q7.  WHEN WILL I RECEIVE MY NEW OPTIONS?


    We will grant the new options on or about the first day that is at least six months and one day after the date that we cancel the options accepted for exchange. If we cancel tendered options on March 20, 2002, the business day following the scheduled expiration date of the offer, the grant date of the new options will be on or about September 23, 2002. If the Company were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section 5)


Q8. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?


    No. If we accept options that you tender in the offer, you will not be granted any other options until the new option grant date at the earliest. We will defer any grant to you of any other options, such as annual, bonus or promotional options, for which you may be eligible between now and the new option grant date until the grant date of your new options. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (See the answer to question 7 above.) (Section 12)


Q9.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The exercise price of the new options will equal the fair market value of our common stock on the date of grant of the new options. This will be determined based upon the last reported sales price of our common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. (Section 8)

Q10.  WHEN WILL THE NEW OPTIONS VEST?

    The new options will vest over the next two years from the date of issuance. One third of the option will be vested as of the date of the issuance of the new option and one fourth of the remaining unvested portion of the option will vest every six months from the date of the issuance of the new option, as provided in your new option agreement. Your vesting commencement date will begin on the date that the new options are issued. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

Q11.  WHEN WILL THE NEW OPTIONS EXPIRE?


    The new options will expire at 11:59 p.m., Eastern Daylight Time, on September 23, 2012. (Section 1)


Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    If you have more than one eligible option, then you must exchange all of your eligible options. For example, if you have three options grants at different exercise prices ($1, $2.50 and $5, respectively), and you accept the offer, you must exchange the $2.50 and $5 options. You will not be able to

                                       5
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exchange the $1 option. In addition, you must tender a full option grant. We are not accepting partial tenders of an individual option grant. (Section 1)

Q13.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?


    If you exchange your current eligible options for new options under this offer, you will not be required under current law to recognize taxable income for federal income tax purposes by reason of the exchange, either at the time you surrender your current options or upon the grant or vesting of the new options. We recommend that you consult with your own tax adviser to determine that tax consequences of tendering options pursuant to the offer. (Section 14)


Q14. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?


    If your current eligible options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent that they may qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under current tax law, the fair market value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined on the option grant date. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under current tax law. Because your new options will vest on a different schedule than your old options, it is possible that the $100,000 threshold could be exceeded even if the exercise price of your new options is equal to or less than the exercise price of the eligible options you tender. Your new options may also exceed the allowable threshold for incentive stock options if the new options have a higher exercise price than some or all of your current eligible options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options. (Section 14)


Q15. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

    You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

    We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and could cause a portion of your incentive stock options to be treated as nonstatutory stock options.


    If you hold eligible options that are incentive stock options, and you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options. (Section 14)


Q16.  WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON THE COMPANY?

    Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these employees an opportunity to more effectively participate in the potential growth in our stock price in order to retain our valuable employees. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which, in the event of an increase in the fair market value of our common stock, might require us to record

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additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (1) the six-month period immediately prior to the date on which the option was required to be tendered for cancellation or (2) the period from the date of grant of the canceled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option to the same employee within this time period would be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

    We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

    - we will not grant any new options until a day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;

    - the exercise price of all new options will equal the fair market value of our common stock on the future date we grant the new options;

    - we will require any option holder who tenders options in the offer to tender all eligible option grants that he or she received during the six months immediately prior to the date on which the offer expires if those options were granted subsequent to, and have an exercise price lower than the exercise price of, the options that he or she tendered in the offer; and


    - we will defer the grant of any other options to which an option holder who tendered options in the offer may be entitled until after the date on which we grant the new options. (Section 12)


Q17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW THAT IT HAS BEEN EXTENDED?


    The offer expires on March 19, 2002 at 5 p.m., Eastern Daylight Time, unless we extend it. (Section 1)



    Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9 a.m., Eastern Daylight Time, on March 20, 2002. (Section 15)


Q18.  WHAT DO I NEED TO DO?


    Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Michael DiPoto at Data Translation, Inc., 100 Locke Drive, Marlboro, Massachusetts 01752-1192, before 5 p.m., Eastern Daylight Time, on , 2002. If you do not complete and sign the Election Form and return it to Michael DiPoto, before 5 p.m., Eastern Daylight Time, on March 19, 2002, we will deem that you have rejected this offer. If you have questions about delivery, you may contact Michael DiPoto at (508) 481-3700 or mdipoto@datx.com. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.



    If we extend the offer beyond March 19, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.


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    If you cannot deliver your Election Form to Michael DiPoto, then you should contact Mr. DiPoto to make other arrangements.

Q19.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?


    You may change your previous election at any time before 5 p.m., Eastern Daylight Time, on March 19, 2002. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Michael DiPoto before the offer expires. You may change your election more than once. (Section 4)


Q20. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

    Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 15 above.

Q21.  WHAT HAPPENS IF THE COMPANY IS ACQUIRED BEFORE THE NEW OPTIONS ARE
      GRANTED?

    If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction in a manner generally consistent with our obligations under the offer (for example, by negotiating a commitment from the acquiror that option holders who tender options pursuant to the offer would receive options to purchase securities of the acquiror corresponding to the options they would have received from us under the offer). However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest. This could include terminating the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer. (Section 8)

Q22.  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

    Although the Compensation Committee of our Board of Directors has approved this offer, neither we nor our Compensation Committee makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor. (Section 2)

Q23.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact Michael DiPoto at (508) 481-3700.

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                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of $1.50 or more per share.

    If you elect to participate in the offer, you must return all of your options having an exercise price of $1.50 or more per share. We will not accept partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

    The new options will vest over the next two years from the date of issuance. One third of the option will be vested as of the date of the issuance of the new option and one fourth of the remaining unvested portion of the option will vest every six months from the date of the issuance of the new option, as provided in your new option agreement. Your vesting commencement date will begin on the date that the new options are issued. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

    Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form. All new options will be issued under the option plan, and a new option agreement between you and us.


    The term "expiration date" means 5 p.m., Eastern Daylight Time, on
March 19, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.


    We will publish a notice if we decide to take any of the following actions:

    - increase or decrease what we will give you in exchange for your options;
      or

    - increase or decrease the number of options eligible to be exchanged in the offer.

    If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

    A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    In order to receive a grant of new options, you must be an employee of the Company or one of our subsidiaries on the date of grant of the new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options.

    IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the Company or any of our subsidiaries.

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2.  PURPOSE OF THE OFFER.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

    Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

    - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

    - purchase or sale of a material amount of our assets or any subsidiary's assets;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

    - any other material change in our corporate structure or business;

    - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    - our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

    - the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

    - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plan; or

    - change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

    Although the Compensation Committee of our Board of Directors has approved this offer, neither the Company nor our Compensation Committee makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor.

3.  PROCEDURES.


    MAKING YOUR ELECTION. To make your election to accept or reject this offer, you must make your election and sign and deliver the Election Form and any other required documents to Michael DiPoto before the expiration date. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer. If you do not complete and sign the Election Form and return it to Michael DiPoto, before 5 p.m., Eastern Daylight Time, on March 19, 2002, we will deem that you have rejected this offer.


    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

4.  CHANGE IN ELECTION.

    You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options. We will only accept a paper copy of your change of election. Delivery by e-mail will not be accepted.


    You may change your election at any time before 5 p.m., Eastern Daylight Time, on March 19, 2002. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept your returned options for exchange or cancellation before 12:00 midnight, Eastern Daylight Time, on March 19, 2002 you may withdraw your returned options at any time after that date.


    To change your election, you must deliver a change of election form to Michael DiPoto at Data Translation, Inc., 100 Locke Drive, Marlboro, Massachusetts 01752-1192 before the offer expires. The change of election form must be signed by you, have your name and employee number on it, and must clearly indicate whether you elect to accept or reject the offer.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

    On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and cancel all options properly returned and not validly withdrawn before the expiration date.

    Your new options will be granted on a date that is at least six months and one day after the date that we cancel the options accepted for exchange, and will entitle you to purchase the amount of our common stock set forth on the Election Form. This number has been calculated using the formula for new options described in section 1. If you were not an employee of the company or one of our subsidiaries on the expiration date of this offer, you will not be eligible to accept this offer. In addition, even if we accept your options for exchange, and such options are cancelled, you will not be eligible to receive any new options unless you are an employee of the Company or any of its subsidiaries on the date of grant of the new options.

    We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder.

6.  CONDITIONS OF THE OFFER.


    We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 19, 2002 and before March 19, 2002, the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:


    - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

    - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:

       - make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

       - delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

       - materially impair the benefits we believe we will receive from the offer; or

       - materially and adversely affect our business, condition (financial or other), income, operations or prospects;

    - there is:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or


       - a decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on February 19, 2002;


    - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:


       - any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the SEC on or before February 19, 2002;



       - any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the SEC on or before February 19, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or



       - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or



- any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is material to us, or there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes.


    The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK.

    Our common stock is quoted on the NASDAQ--Small Cap Market under the symbol "DATX." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NASDAQ--Small Cap Market.


QUARTER ENDED                                                   HIGH       LOW
-------------                                                 --------   --------
FISCAL YEAR ENDING NOVEMBER 30, 2002
  First Quarter (through February 13, 2002).................   $ 1.53     $ 0.61
  Second Quarter............................................       --         --
  Third Quarter.............................................       --         --
  Fourth Quarter............................................       --         --

FISCAL YEAR ENDING NOVEMBER 30, 2001
  First Quarter.............................................   $2.875     $ 1.25
  Second Quarter............................................     2.40       1.25
  Third Quarter.............................................     2.35       1.31
  Fourth Quarter............................................     1.35       0.80

FISCAL YEAR ENDING NOVEMBER 30, 2000
  First Quarter.............................................   $9.906     $6.000
  Second Quarter............................................    9.375      3.625
  Third Quarter (through July 5, 2001)......................    6.875      3.062
  Fourth Quarter............................................    3.500      1.750

FISCAL YEAR ENDING NOVEMBER 30, 1999
  First Quarter.............................................   $2.000     $1.125
  Second Quarter............................................    4.000      1.500
  Third Quarter (through July 5, 2001)......................    5.500      2.937
  Fourth Quarter............................................    6.625      4.500



    As of February 13, 2002, the last reported sale price of our common stock, as reported by the NASDAQ--Small Cap Market, was $1.00 per share.

    We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    CONSIDERATION. Each new option will be exercisable for a number of shares equal to the number of shares subject to the option tendered. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.


    If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 586,005 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 16.69% of the total shares of our common stock outstanding as of February 13, 2002.


    TERMS OF NEW OPTIONS. The new options will be issued under the option plan and a new option agreement will be executed between each option holder who accepts the offer, and the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options except with respect to:

    - the exercise price,

    - the date that vesting and exercisability begins,

    - the vesting period,

    - the expiration date,

    and as otherwise specified in this offer. The terms and conditions of the new options will be substantially similar to one another.

    The issuance of new options pursuant to this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

    The following description of the option plan and the new option agreements are summaries, and are not complete. Complete information about the option plan and the new options is included in the option plan and the new option agreement between you and us. The form of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact Michael DiPoto at Data Translation, Inc., 100 Locke Drive, Marlboro, Massachusetts 01752-1192 at
(508) 481-3700 or e-mail mdipoto@datx.com, to request copies of the option plan or the form of the new option agreements. Copies will be provided promptly and at our expense.


    GENERAL. As of February 13, 2002, the maximum number of shares of common stock we can issue in connection with awards granted under the option plan was 586,005 shares. The option plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code or nonstatutory options. The new options will be intended to quality as incentive stock options, to the extent permitted by applicable law.


    ADMINISTRATION. The option plan is administered by the Compensation Committee. The Compensation Committee members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Compensation Committee at any time.


    TERM. The term of each option granted under the option plan is fixed by the Compensation Committee at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., Eastern Daylight Savings Time, on September 23, 2012.

    TERMINATION. The Compensation Committee has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options.

    EXERCISE PRICE. The exercise price of the new options will equal the fair market value of the Company's common stock on the date of grant of the new options. This will be determined based upon the last reported sales price of the Company's common stock on the date of grant of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

    VESTING AND EXERCISE. The Compensation Committee has the authority to determine the time or times at which options granted under the option plan may be exercised. Each new option will vest over the next two years from the date of issuance. One third of the option will be vested as of the date of the issuance of the new option and one fourth of the remaining unvested portion of the option will vest every six months from the date of the issuance of the new option, as provided in your new option agreement. Your vesting commencement date will begin on the date that the new options are issued. Each new option will have a term that expires on the expiration date as stated in the new option agreement.

    TAX CONSEQUENCES. You should refer to section 13 for a discussion of the material U.S. federal income tax consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

    REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of the Company, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

    EFFECT OF CHANGE OF CONTROL. If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction in a manner generally consistent with our obligations under the offer (for example, by negotiating a commitment from the acquiror that option holders who tender options pursuant to the offer would receive options to purchase securities of the acquiror corresponding to the options they would have received from us under the offer). However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest. This could include terminating the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer.

9.  INFORMATION ABOUT THE COMPANY.

    Our principal business is the design, development and manufacture of high performance data acquisition and imaging products. For more than two decades, we have provided engineers and scientists with accurate and timely data acquisition and imaging tools for measurement, analysis and process control in a wide range of industrial, scientific and medical applications. Our principal products in this area are data acquisition and imaging hardware and software, which are used in personal computers to receive analog signals, convert them to digital form and process the digital data. Our strategy is to identify and capitalize on growth opportunities in the data acquisition, imaging and machine vision markets.

    An outgrowth of our core technology of analog to digital conversion is the commercial product line that includes a low-cost, high-performance video capture and encoding system for Microsoft-Registered Trademark-
Windows-Registered Trademark- 95/98-based personal computers that we call Broadway. Broadway-TM- captures analog video, digitizes it, compresses it into an editable MPEG-1 format, and writes it to disk in real-time. Our Broadway product has many applications, including incorporation of video into Web pages on the Web, multimedia presentations, Webstreaming and computer-based training. We were incorporated in September of 1996. Our common stock is listed on the NASDAQ-Small Cap Market under the symbol "DATX."


10. FINANCIAL INFORMATION



    The following tables set forth selected financial and operating data of Data Translation. The selected audited historical statement of operations data for the years ended November 30, 1999 and November 30, 2000 and the selected audited historical balance sheet data as of November 30, 1999 and November 30, 2000 have been derived from the financial statements included in our annual report on Form 10-KSB for the year ended November 30, 2000. The selected historical statement of operations data for the nine months ended August 31, 2000 and August 31, 2001, and the selected historical balance sheet data as of August 31, 2001, which are included in our quarterly report on Form 10-QSB for the quarter ended August 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes.



                             DATA TRANSLATION, INC.



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                DECEMBER 31,         AUGUST 31,
                                                           -----------------------   -----------
                                                              2000         1999         2001
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............................   2,741,000    3,989,000    3,921,000
  Marketable securities..................................     114,000      109,000      115,000
  Accounts receivable, net...............................   1,980,000    2,035,000    1,804,000
  Other current assets...................................   2,121,000    1,651,000    2,002,000
                                                           ----------   ----------   ----------
    Total current assets.................................   6,956,000    7,784,000    7,842,000
Long-term and other investments..........................      72,000       22,000       74,000
Property and equipment, net..............................     890,000    1,243,000      556,000
                                                           ----------   ----------   ----------
    Total Assets.........................................   7,918,000    9,049,000    8,472,000
                                                           ==========   ==========   ==========

LIABILITIES AND STOCKOLDERS' EQUITY:
  Current liabilities....................................   3,345,000    2,796,000    1,113,000
  Other noncurrent liabilities...........................           0        3,000    2,121,000
  Stockholders Equity....................................   4,573,000    6,250,000    5,238,000
                                                           ----------   ----------   ----------
    Total liabilities and equity.........................   7,918,000    9,049,000    8,472,000
                                                           ==========   ==========   ==========

                    DATA TRANSLATION, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                NINE MONTH ENDED   NINE MONTH ENDED
                                  NOVEMBER 30,   NOVEMBER 30,      AUGUST 31,         AUGUST 31,
                                      2000           1999             2001               2000
Net sales.......................  $ 15,924,000   $ 16,254,000     $ 11,833,000       $ 11,829,000
Cost of sales...................     7,590,000      7,048,000        5,385,000          5,500,000
    Gross profit................     8,334,000      9,206,000        6,448,000          6,329,000
General and administrative
  expenses......................    10,161,000      8,612,000        7,405,000          7,343,000
    (Loss) income from
      operations................    (1,827,000)       594,000         (957,000)        (1,014,000)
Interest income.................       114,000        100,000           57,000             86,000
    (Loss) income before
      provision for income
      taxes.....................    (1,713,000)       694,000         (900,000)          (928,000)
Provision for income taxes......            --         32,000               --                 --
    Net (loss) income...........  $ (1,713,000)  $    662,000     $   (900,000)      $   (928,000)
Basic net (loss) income per
  common share..................  $      (0.78)  $       0.31     $       (.40)      $       (.42)
Diluted net (loss) income per
  common and potential common
  share.........................  $      (0.78)  $       0.30     $       (.40)      $       (.42)
Basic weighted average number of
  common shares outstanding.....     2,205,000      2,123,000        2,268,000          2,199,000
Diluted weighted average number
  of common and potential common
  shares outstanding............     2,205,000      2,232,000        2,268,000          2,199,000



    The financial information in the following documents is incorporated herein by reference:



    - Our Quarterly Report on Form 10-QSB for its quarter ended August 31, 2001, filed with the SEC on October 15, 2001;



    - Our Quarterly Report on Form 10-QSB for its quarter ended May 31, 2001, filed with the SEC on July 16, 2001;



    - Our Quarterly Report on Form 10-QSB for its quarter ended February 28, 2001, filed with the SEC on April 16, 2001; and



    - Our Annual Report on Form 10-KSB for its fiscal year ended November 30, 2000, filed with the SEC on February 28, 2001.



    For a copy of our audited financial statements for the two fiscal years ended November 30, 2000 and November 30, 1999, as filed with the SEC, please see the Form 10-KSB for the fiscal year ended November 30, 2000.



    For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows and unaudited comprehensive income, as filed with the SEC, please see the Form 10-QSB for the quarter ended August 31, 2001.



    As of August 31, 2001, our book value per share was $1.49.



SEE SECTION 17 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.


    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 30, 2001, our executive officers and directors (six persons) as a group held options outstanding under the option plan to purchase a total of 290,235 shares of our common stock. This represented approximately 49.5% of the shares subject to all options outstanding under the option plan as of that date. Of the options held by these persons under the option plan, options to purchase a total of 290,235 shares of common stock are eligible options. Our eligible executive officers and directors have informed us that they intend to participate in the offer and exchange their eligible options.

    Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer to Exchange.


12. STATUS OF OPTIONS THAT WE ACQUIRE IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.


    Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the option plan, including for issuance upon the exercise of new options issued by us pursuant to the offer. To the extent that such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible option plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and the exercise price of all new options will equal the fair market value of the common stock on the date we grant the new options. We will also require each option holder to tender all eligible option grants that he or she received during the six months immediately prior to the date we accept tendered options for exchange if those grants were made subsequent to, and have an exercise price lower than the exercise price of, the grant(s) that such option holder tenders.


    We will incur compensation expense, however, if we grant any options to a tendering option holder having an exercise price less than the exercise price of any options tendered for exchange by that tendering option holder between the date hereof and the scheduled new option grant date. We will defer any grant to a tendering option holder of any other options between the date hereof and the scheduled new option date. We will defer the grant to you of these other options to avoid (1) requiring you to tender these options due to the "six month look-back" and (2) incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.



13. LEGAL MATTERS; REGULATORY APPROVALS.


    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in section 6.


14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.


    The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary does not address the tax considerations applicable to option holders who are not citizens or residents of the United States, who are based outside of the United States, or who do not hold shares of stock that they receive upon exercise of our options as capital assets, nor does it address any matters of state, local, foreign, or non-income tax law. We recommend that you consult with your own tax advisor regarding the tax consequences to you of participating in, or declining to participate in, the offer.

    CONSEQUENCES TO TENDERING OPTION HOLDERS. The option holders who exchange outstanding eligible options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non taxable exchange.

    At the grant date of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options normally is not recognized as taxable income.

    If an option holder tenders incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. A new option may not entirely qualify as an incentive stock option, even though the option tendered did so qualify, because of a requirement that the fair market value of shares subject to incentive stock options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. Any excess option shares which cannot be granted as incentive stock options under this rule will be deemed to be nonstatutory stock options. For this purpose, the $100,000 limitation is determined using the fair market value of the stock at the date of grant of the option; as stated above, we will be issuing the new options under this exchange offer with an exercise price equal to the shares' fair market value at the time the options are issued.

    This rule may result in some or all of the new options being treated as nonstatutory stock options in a number of circumstances. For example, if the fair market value of the stock at the date of the grant of the new options is higher than the fair market value of the stock at the date of the grant of the options tendered, or if more options vest in a year because of changes in the vesting schedule, then the $100,000 threshold might be exceeded under the new options even though it would not have been exceeded under the options tendered. The limitation may also be exceeded in the year the new options are granted because new options that are or become vested in the year they are granted will be taken into account for purposes of that year's limitation without regard to whether any of the exchanged options had already been vested. The $100,000 threshold might also be exceeded if you are awarded additional incentive stock options after you tender options for exchange but before we grant the new options under this exchange offer.

    CONSEQUENCES TO NON-TENDERING OPTION HOLDERS. You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, it is possible that the IRS would determine that your right to exchange your incentive stock options under this offer is a "modification" of your eligible incentive stock options, even if you do not exchange those options. A successful assertion by the IRS that your eligible incentive stock options are modified could extend the options' holding period to qualify for favorable tax treatment and could cause a portion of your eligible incentive stock options to be treated as nonstatutory stock options.

    GENERAL CONSEQUENCES OF HOLDING AND EXERCISING INCENTIVE STOCK
OPTIONS. Under current law, you do not realize taxable income when incentive stock options are granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate option exercise price for those shares. Except in certain circumstances, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonstatutory stock options that are discussed below.

    If you sell stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted, or (b) one year after the date the incentive stock option was exercised.

    If the disposition of stock you received when you exercised an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," in general, the excess of the sale price over the exercise price will still be taxable income to you at the time of the sale. However, the portion of that income up to the excess of the fair market value of the stock at the time the option was exercised over the exercise price will be ordinary income. The balance, if any, will be long-term or short-term capital gain, depending upon whether or not the stock was sold more than one year after the option was exercised.

    GENERAL CONSEQUENCES OF HOLDING AND EXERCISING NONSTATUTORY STOCK
OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

    The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares upon exercise of the option. The capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option, and otherwise will be short-term capital gain or loss.


15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.


    We may at any time, and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.


    We reserve the right, prior to March 19, 2002, the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.


    As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

    We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

    If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

    - we increase or decrease what we will give you in exchange for your options; or

    - we increase or decrease the number of options eligible to be exchanged in the offer.

    If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.


16. FEES AND EXPENSES.


    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.


17. ADDITIONAL INFORMATION.



    This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the

Schedule TO and the exhibits to the Schedule TO. The financial information in the following documents is incorporated herein by reference. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:


    (a) our annual report on Form 10-QSB for its quarter ended August 31, 2001, filed with the Securities and Exchange Commission on October 15, 2001 and incorporated herein by reference.

    (b) our quarterly report on Form 10-QSB for the quarter ended May 31, 2001;

    (c) our quarterly report on Form 10-QSB for the quarter ended February 28, 2001,

    (d) our annual report on Form 10-KSB for the fiscal year ended November 30, 2000

    (e) the description of our common stock contained in our registration statement on Form 10 filed with the SEC pursuant to Section 12(g) o the Exchange Act;

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                 500 West Madison Street
Room 1024                              Suite 1400
Washington, D.C. 20549                 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our common stock is quoted on the NASDAQ-Small Cap Market under the symbol "DATX," and our SEC filings can be read at the following Nasdaq address:

       Nasdaq Operations
       1735 K Street, N.W.
       Washington, D.C. 20006

    We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

           Michael DiPoto
           Chief Financial Officer
           Data Translation, Inc.
           100 Locke Drive
           Marlboro, MA 01752-1192

or by telephoning us at (978) 774-2281 (x108) between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight time.

    As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about Data
Translation, Inc. should be read together with the information contained in the documents to which we have referred you.


18. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.



    Our SEC reports referred to in Section 17 above may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including these statements can be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", "is optimistic about", or similar expressions (and variants of such words or expressions). Variations on those or similar words or the negatives of these words, also may indicate forward-looking statements. We caution you that forward-looking statements are inherently uncertain. These forward-looking statements represent our best judgment as on the date reported, and we caution you not to place undue reliance on such statements. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including statements regarding our expectations, beliefs, intentions or strategies regarding the future, without limitation, significant fluctuations and unpredictability of operating results, dependence on our ability to develop and successfully introduce new products and product enhancements, dependence on a few key original equipment manufacturers, dependence on a worldwide network of independent value-added resellers to distribute and sell our products to end-users, reliance on international sales, dependence on a single or limited source of suppliers and our dependence on key personnel.


    We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


DATA TRANSLATION, INC.                                         FEBRUARY 19, 2002

                                   SCHEDULE A

           INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
                             DATA TRANSLATION, INC.

    The directors and executive officers of Data Translation, Inc. and their positions and offices as of November 30, 2001, are set forth in the following table:

NAME                                   POSITION AND OFFICES HELD
----                                   -------------------------
EXECUTIVE OFFICERS:
Alfred A. Molinari...................  Chief Executive Officer, President and Director
Jeffrey M. Cronin....................  Vice President, Operations
Michael DiPoto.......................  Vice President, Finance, Chief Financial Officer and
                                       Treasurer
Ellen Harpin.........................  Vice President, Engineering, Corporate Secretary and
                                       Director

NON-EMPLOYEE DIRECTORS:
Dr. David Cyganski...................  Director
D'Anne Hurd..........................  Director

    The address of each director and executive officer is: Data
Translation, Inc., 100 Locke Drive, Marlboro, Massachusetts 01752-1192.

                               OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE, HAVING AN EXERCISE PRICE OF $1.50 OR MORE OF DATA TRANSLATION, INC.
                            ------------------------

    Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Michael DiPoto telephone: (508) 481-3700.


                               February 19, 2002